AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 10, 1998

                                                    REGISTRATION NO. 333-

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

                                BETZDEARBORN INC.
             (Exact name of Registrant as specified in its charter)

           Pennsylvania                                       23-1503731
  (State or other jurisdiction                             (I.R.S. Employer
of incorporation or organization)                         Identification No.)

                               4636 Somerton Road
                        Trevose, Pennsylvania 19053-6783

                                 (215) 355-3300

   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              ---------------------
                            Linda R. Hansen, Esquire
                  Vice President, Secretary and General Counsel

                                BetzDearborn Inc.
                               4636 Somerton Road

                        Trevose, Pennsylvania 19053-6783
                                 (215) 355-3300

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                              ---------------------

                    Please send copies of all communications
                                      to:

George L. James III                                  Robert M. Jones, Jr., Esq.
Senior Vice President and Chief Financial Officer    Drinker Biddle & Reath LLP
BetzDearborn Inc.                                    Philadelphia National Bank Building
4636 Somerton Road                                   1345 Chestnut Street
Trevose, Pennsylvania  19053-6783                    Philadelphia, Pennsylvania 19107-3496

                              ---------------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective depending upon market conditions and other factors.

                              ---------------------

         If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

         If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


================================================================================
                         CALCULATION OF REGISTRATION FEE


   Title of Each                                          Proposed
Class of Securities                                   Maximum Aggregate                                 Amount of
  to be Registered                                    Offering Price (1)                            Registration Fee
-------------------                                   ------------------                            ----------------

Debt Securities(2)

Common Stock, $.10 par value(2)

Preferred Stock, $.10 par value(2)(3)

Depositary Shares(3)

Warrants(4)

  Total........................................       $400,000,000(5)(6)                                $118,000



(1) Estimated for the sole purpose of computing the registration fee pursuant to Rule 457(o).

(2) Also includes, as applicable, such indeterminate amounts of Debt Securities or indeterminate number of shares of Preferred Stock or Common Stock as may be issued upon conversion of or exchange for any Debt Securities or Preferred Stock that provide for conversion or exchange into other securities.

(3) Also includes or represents, as applicable, such indeterminate number of Depositary Shares to be evidenced by Depositary Receipts as may be issued pursuant to a Deposit Agreement. In the event the Company elects to offer to the public fractional interests in shares of the Preferred Stock registered hereunder, Depositary Receipts will be distributed to those persons purchasing such fractional interests and shares of Preferred Stock will be issued to the Depositary under the Deposit Agreement. No separate consideration will be received for the Depositary Shares.

(4) Warrants may be sold separately or with Debt Securities, Preferred Stock or Common Stock.

(5) Such amount represents the total of the aggregate principal amount of the Debt Securities issued at their principal amount, the aggregate issue price (rather than the principal amount) of any Debt Securities issued at an original issue discount, the aggregate liquidation preference of any Preferred Stock, the aggregate amount used when computing the registration fee pursuant to Rule 457(c) for any Common Stock, the aggregate issue price of any Warrants and the aggregate exercise price of any Warrants.

(6) No separate consideration will be received for the Debt Securities, Preferred Stock, Common Stock or the Depositary Shares issuable upon conversion of or in exchange for Debt Securities or Preferred Stock.

                              ---------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                  SUBJECT TO COMPLETION, DATED MARCH ___, 1998

PROSPECTUS

                                     [LOGO]

                                U.S. $400,000,000

                                BETZDEARBORN INC.

               DEBT SECURITIES, PREFERRED STOCK, DEPOSITARY SHARES
                           COMMON STOCK, AND WARRANTS

                              --------------------

         BetzDearborn Inc. (the "Company") may from time to time offer together or separately, in one or more supplements to this Prospectus (each, a "Prospectus Supplement"), (i) its debt securities (the "Debt Securities"), which, unless otherwise specified in a Prospectus Supplement, will be unsecured and will rank equally with all other unsecured and unsubordinated indebtedness of the Company, (ii) shares of its common stock, par value $.10 per share (the "Common Stock"), (iii) shares of its preferred stock, par value $.10 per share (the "Preferred Stock"), which may be issued in the form of Depositary Shares (as defined herein) evidenced by Depositary Receipts (as defined herein) and
(iv) warrants to purchase such securities of the Company as shall be designated by the Company at the time of the offering (the "Warrants"), in amounts, at prices and on terms to be determined at the time of offering. The Debt Securities, Preferred Stock, Common Stock, Depositary Shares and Warrants are collectively called the "Securities."

         The Securities offered pursuant to this Prospectus may be issued in one or more series or issuances and will be limited to U.S. $400,000,000 aggregate public offering price (or, in the case of Debt Securities, its equivalent (based on the applicable exchange rate at the time of issue) if issued with principal amounts denominated in one or more foreign currencies, or such greater amount if issued at an original issue discount, as shall result in aggregate proceeds of U.S. $400,000,000 to the Company). Certain specific terms of the particular Securities in respect of which this Prospectus is being delivered are set forth in the accompanying Prospectus Supplement including, where applicable, (i) in the case of Debt Securities, the specific designation, the aggregate principal amount, the denomination, the maturity, the premium, if any, the interest rate (which may be fixed, floating or adjustable rate), if any, the time and method of calculating payment of interest, if any, the place or places where principal of, premium, if any, and interest, if any, on such Debt Securities will be payable, the currency in which principal of, premium, if any, and interest, if any, on such Debt Securities will be payable, any terms of redemption at the option of the Company or of the holder, any sinking fund provisions, the terms for any conversion or exchange into other Securities, the initial public offering price and other specific terms, (ii) in the case of Common Stock, the aggregate number of shares offered and the initial public offering price, (iii) in the case of Preferred Stock, the specific designation, the stated value and liquidation preference per share, the aggregate number of shares offered, any dividend rights (including the method of calculating payment of dividends), the place or places where dividends will be payable, any redemption, voting and other rights, any terms for conversion or exchange into other Securities or property, the initial public offering price and other specific terms and any other terms not set forth herein, (iv) in the case of Depositary Shares, the fractional share of Preferred Stock represented by each such Depositary Share,

(v) in the case of Warrants, the duration, purchase price, exercise price and detachability of such Warrants and a description of the securities for which each Warrant is exercisable and (vi) the methods of distribution and other specific terms of the Securities, as applicable. If so specified in the applicable Prospectus Supplement, Debt Securities of a series may be issued in whole or in part in the form of one or more temporary or permanent global securities ("Global Securities").

         The Company's Common Stock is listed on the New York Stock Exchange under the trading symbol "BTL." Any Common Stock sold pursuant to a Prospectus Supplement will be listed on such exchange, subject to official notice of issuance.

                              --------------------

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
               THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION NOR HAS THE SECURITIES AND
                   EXCHANGE COMMISSION OR ANY STATE SECURITIES
                     COMMISSION PASSED UPON THE ACCURACY OR
                        ADEQUACY OF THIS PROSPECTUS. ANY
                         REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                              --------------------

         The Company may sell the Securities to or through underwriters, through dealers or agents, directly to purchasers or through a combination of such methods. See "Plan of Distribution." The accompanying Prospectus Supplement sets forth the names of any underwriters, dealers or agents, if any, involved in the sale of the Securities in respect of which this Prospectus is being delivered and any applicable fee, commission or discount arrangements with them. The accompanying Prospectus Supplement states whether the Securities will be listed on any national securities exchange. If the Securities are not listed on any national securities exchange, there can be no assurance that there will be a secondary market for any such Securities.

         THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

                              --------------------

                  The date of this Prospectus is March 10, 1998

         No dealer, salesperson or other person has been authorized to give any information or make any representations, other than those contained or incorporated by reference in this Prospectus and the accompanying Prospectus Supplement, and if given or made such information or representations must not be relied upon as having been authorized by the Company or any agent, underwriter or dealer. This Prospectus and the accompanying Prospectus Supplement do not constitute an offer of any securities other than those to which they relate, or an offer to sell or a solicitation of an offer to buy those securities to which they relate in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this Prospectus and/or the accompanying Prospectus Supplement at any time does not imply that the information herein or therein is correct as of any time subsequent to its date.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, Suite 1300, New York, New York 10048 and Suite 1400, Citicorp Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Commission also maintains a site on the world wide web at http://www.sec.gov that contains reports, proxy and information statements and other information filed electronically by the Company. In addition, such reports, proxy statements and other information may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, 7th Floor, New York, New York 10005.

         This Prospectus constitutes a part of a registration statement on Form S-3 (together with all amendments and exhibits, the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus and any accompanying Prospectus Supplement do not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Securities offered hereby, reference is made to the Registration Statement and the exhibits and the financial statements, notes and schedules filed as a part thereof or incorporated by reference therein, which may be inspected at the public reference facilities of the Commission, at the addresses set forth above. Statements made in this Prospectus and any Prospectus Supplement concerning the contents of any documents referred to herein are not necessarily complete, and in each instance are qualified in all respects by reference to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission.

         This Prospectus contains certain statements of a forward-looking nature relating to future events or the future financial performance of the Company. Prospective investors are cautioned that such statements are only predictions and that actual events or results could differ materially. In evaluating such statements, prospective investors should specifically consider any factors identified in this Prospectus and in the documents incorporated by reference herein.

         The logo for "BetzDearborn" appearing on the front cover page of this Prospectus is a trademark of BetzDearborn Inc.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference:

         (1) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

         (2) The description of the Company's Common Stock contained in its Registration Statement on Form 8-A dated November 23, 1992; and

         (3) The Company's Current Reports on Form 8-K, filed with the Commission on February 17, 1998 and March 9, 1998;

         All documents filed by the Company with the Commission pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of the Securities shall hereby be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus and any accompanying Prospectus Supplement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in any accompanying Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus or any accompanying Prospectus Supplement.

         The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus and any accompanying Prospectus Supplement is delivered, on written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference into this Prospectus and any accompanying Prospectus Supplement (without exhibits to such documents other than exhibits specifically incorporated by reference into such documents). Requests for such copies should be directed to, Attention: Investor Relations, telephone 215-953-2355, BetzDearborn Inc., 4636 Somerton Road, Trevose, Pennsylvania 19053-6783.

                                   THE COMPANY

         The Company's business is the engineered chemical treatment of water, wastewater and process systems operating in a wide variety of industrial and commercial applications, with particular emphasis on the chemical, petroleum refining, paper, automotive, electric utility and steel industries. The Company produces and sells a wide range of specialty chemical products, and provides the technical expertise necessary to utilize these products effectively. The Company also develops chemical treatment programs for use in boilers, cooling systems, heat exchangers, paper and petroleum process streams and both influent and effluent systems. The Company monitors changing water, process and plant operating conditions so as to prescribe the appropriate chemical treatment programs to solve problems such as corrosion, scale, deposit formation and a variety of process problems.

         The Company was incorporated in Pennsylvania in 1957 and has its principal executive offices at 4636 Somerton Road, Trevose, Pennsylvania 19053-6783, telephone number (215) 355-3300.

                                 USE OF PROCEEDS

         Except as set forth in a Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Securities for general corporate purposes, which may include, without limitation, working capital, capital expenditures, investments in or loans to subsidiaries, the repayment or refinancing of debt, including outstanding commercial paper, future business acquisitions, the satisfaction of other obligations or for such other purposes as may be specified in the applicable Prospectus Supplement.

                     RATIOS OF EARNINGS TO FIXED CHARGES AND
        EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

         The following table sets forth the Company's consolidated ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends for the years indicated.


                                                                             Year Ended December 31,
                                                        ----------------------------------------------------------------
                                                        1997           1996           1995           1994           1993
                                                        ----           ----           ----           ----           ----

Ratio of earnings to fixed charges...................   3.7            4.1            19.2           22.8           20.4

Ratio of earnings to combined fixed
         charges and preferred stock
         dividends...................................   3.2            3.3             8.4            9.4             8.1


         For purposes of calculating the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends, earnings consist of income from continuing operations before accounting changes, income taxes, minority interest and fixed charges. For purposes of calculating both ratios, fixed charges include interest expense, capitalized interest, amortization of debt expense and that portion of rental expense deemed to be representative of an interest factor.

                         DESCRIPTION OF DEBT SECURITIES

         Except as provided in any accompanying Prospectus Supplement, the following description sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Debt Securities will be described in the Prospectus Supplement relating to such Debt Securities.

         The Debt Securities will be issued under the Indenture, dated as of ________, 1998 (the "Indenture"), between the Company and The Bank of New York, as trustee (the "Trustee"). The following statements are subject to the detailed provisions of the Indenture, a copy of which is incorporated by reference into the Registration Statement. Whenever particular provisions of the Indenture or terms defined therein are referred to herein or in the Prospectus Supplement, such provisions or terms are incorporated by reference as a part of the statements made, and the statements are qualified in their entirety by such reference. References in italics are to the Indenture. Capitalized terms used but not otherwise defined herein have the meaning given to them in the Indenture.

GENERAL

         The Indenture does not limit the amount of debt, either secured or unsecured, that may be issued by the Company under the Indenture or otherwise.

         Debt Securities may be issued from time to time and will be offered to the public on terms determined by market conditions at the time of sale. The Debt Securities may be issued in one or more series with the same or various maturities, at par or a premium or with an original issue discount.

         Reference is made to the Prospectus Supplement for the following terms of the Debt Securities offered thereby: (i) the designation of and any limit upon the aggregate principal amount of such Debt Securities; (ii) the percentage of their principal amount at which such Debt Securities will be issued; (iii) the date or dates on which such Debt Securities will mature (which may be fixed or extendible); (iv) the currency of denomination of such Debt Securities, which may be in Dollars or in any Foreign Currency or composite currency, including ECUs; (v) the designation of the currency or currencies in which payment of the principal of, and premium, if any, and the interest on, such Debt Securities will be made and whether, in the event the currency of denomination is other than Dollars but the payment of principal thereof, and premium, if any, and interest thereon is payable in Dollars, payment of the principal of, and premium, if any, or the interest on such Debt Securities, at the election of a Holder thereof, may instead be payable in the currency of denomination; (vi) the rate or rates (which may be fixed or floating) per annum, if any, at which such Debt Securities will bear interest or the method of determining such rate or rates; (vii) the times at which any such interest will be payable and the record dates with respect thereto; (viii) any index used to determine the amounts of payments of principal of, and premium, if any, and interest on such Debt Securities; (ix) any redemption or repayment terms or any other specific terms associated with such Debt Securities; and (x) the extent to which, if at all, the Debt Securities may be secured or subordinated to other obligations of the Company.

         One or more series of Debt Securities may be sold at a substantial discount from their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market. One or more series of Debt Securities may be floating rate debt securities. Federal income tax consequences and special considerations applicable to any such series will be described in the Prospectus Supplement relating thereto.

         Any series of Debt Securities may be issued in whole or in part in book-entry form. The Prospectus Supplement relating to a series of Debt Securities which may be issued in book-entry form will specify the terms and procedures relating thereto. Unless otherwise indicated in the Prospectus Supplement, Debt Securities, to the extent evidenced in registered form will be issued in denominations of $1,000 and integral multiples thereof. The Prospectus Supplement relating to a series of Debt Securities denominated in a composite currency or any Foreign Currency or Currencies will specify the denominations thereof. Unless otherwise indicated in the Prospectus Supplement relating thereto, principal, and premium, if any, and interest are to be payable at the principal corporate trust office of the Trustee in New York, New York or at any paying agency maintained at the time by the Company for such purpose. At the option of the Company, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears on the register for Debt Securities. Debt Securities may be presented for registration of transfer or exchange at such office of the Trustee or at such other location or locations as may be established pursuant to the Indenture, subject to the limitations provided in the Indenture, without any service charge but, the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

GLOBAL SECURITIES

         The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the Prospectus Supplement relating to such series. Global Securities may be issued only in fully registered form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual Debt Securities represented thereby, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to a successor Depositary or any nominee of such successor.

         The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will generally apply to depositary arrangements.

         Upon the issuance of a Global Security, the Depositary for such Global Security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual Debt Securities represented by such Global Security to the accounts of persons that have accounts with such Depositary. Such accounts shall be designated by the dealers, underwriters or agents with respect to such Debt Securities or by the Company if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with the applicable Depositary ("participants") or persons that may hold interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depositary or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

         So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture. Except as provided herein, owners of beneficial interests in a Global Security will not be entitled to have any of the individual Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of any such Debt Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture governing such Debt Securities.

         Payments of principal, any premium on, and any interest on, individual Debt Securities represented by a Global Security registered in the name of a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security representing such Debt Securities. Neither the Company, the Trustee for such Debt Securities, any paying agent, nor the security registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Security for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

         The Company expects that the Depositary for a series of Debt Securities or its nominee, upon receipt of any payment of principal, premium or interest in respect of a permanent Global Security representing any of such Debt Securities, immediately will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security for such Debt Securities as shown on the records of such Depositary or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." Such payments will be the responsibility of such participants.

         If the Depositary for a series of Debt Securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will issue individual Debt Securities of such series in exchange for the Global Security representing such series of Debt Securities. In addition, the Company may at any time and in its sole discretion, subject to any limitations described in the Prospectus Supplement relating to such Debt Securities, determine not to have any Debt Securities of a series represented by one or more Global Securities and, in such event, will issue individual Debt Securities of such series in exchange for the Global Security or Securities representing such series of Debt Securities. Further, if the Company so specifies with respect to the Debt Securities of a series, an owner of a beneficial interest in a Global Security representing Debt Securities of such series may, on terms acceptable to the Company, the Trustee and the Depositary for such Global Security, receive individual Debt Securities of such series in exchange for such beneficial interests, subject to any limitations described in the Prospectus Supplement relating to such Debt Securities.

In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery of individual Debt Securities of the series represented by such Global Security equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name. Individual Debt Securities of such series so issued will be issued in denominations, unless otherwise specified by the Company, of $1,000 and integral multiples thereof.

LIMITATION ON LIENS

         The Company agrees that neither it nor any Restricted Subsidiary will issue, assume or guarantee any notes, bonds, debentures or other similar evidences of indebtedness for money borrowed ("Debt") secured by a mortgage, lien, pledge or other encumbrance ("Mortgages") upon any Restricted Property without effectively providing that the Debt Securities (together with, if the Company so determines, any other indebtedness or obligation then existing or thereafter created ranking equally with the Debt Securities) shall be secured equally and ratably with (or prior to) such Debt so long as such Debt shall be so secured, except that this restriction will not apply to: (a) Mortgages affecting property of a corporation existing at the time it becomes a Subsidiary or at the time it is merged into or consolidated with the Company or a Subsidiary; (b) Mortgages on property existing at the time of acquisition thereof or incurred to secure payment of the purchase price thereof or to secure Debt incurred prior to, at the time of, or within 180 days after the acquisition for the purpose of financing all or part of the purchase price; (c) Mortgages on any property to secure all or part of the cost of improvement or construction thereon or Debt incurred to provide funds for such purpose in a principal amount not exceeding the cost of such improvements or construction; (d) Mortgages which secure only indebtedness owing by a Subsidiary to the Company or a Subsidiary; (e) certain Mortgage-to-government entities, including pollution control or industrial revenue bond; (f) Mortgages required by any contract or statute in order to permit the Company or a Subsidiary to perform any contract or subcontract made by it with or at the request of the United States of America, any state or any department, agency or instrumentality or political subdivision of either; and
(g) subject to certain conditions, any extension, renewal or replacement of any Mortgage referred to in the foregoing clauses (a) through (f). Notwithstanding the foregoing, the Company and any one or more Restricted Subsidiaries may, without securing the Debt Securities, issue, assume or guarantee Debt which would otherwise be subject to the foregoing restrictions in an aggregate principal amount which, together with all other such Debt of the Company and its Restricted Subsidiaries which would otherwise be subject to the foregoing restrictions (not including Debt permitted to be secured under clauses (a) to (g) inclusive above) and the aggregate Value of Sale and Lease-Back Transactions (other than those in connection with which the Company has voluntarily retired Funded Debt) does not at any one time exceed 10% of the Consolidated Net Tangible Assets of the Company and its consolidated Subsidiaries. (Sections 5.03, 5.04 and 5.05).

         The Company agrees that if, upon any consolidation or merger of the Company with or into any other corporation, or upon any sale or conveyance of all or substantially all of its property to any other corporation, any of the Restricted Property of the Company or of any Restricted Subsidiary would thereupon become subject to any mortgage, lien or pledge, the Company will first secure the Debt Securities equally and ratably with any other obligations of the Company or any Restricted Subsidiary then entitled thereto, by a direct lien on all such property prior to all liens other than any theretofore existing thereon. (Section 12.02)

         The term "Restricted Property" means any of the Company's or a Subsidiary's manufacturing and processing plants for the production of specialty chemical products (other than such determined by the Board of Directors not to be a plant of material importance to the Company and its subsidiaries taken as a whole), and any shares of capital stock or indebtedness of a Restricted Subsidiary. The term "Restricted Subsidiary" means any Subsidiary which owns Restricted Property unless substantially all such Subsidiary's physical properties are located outside the continental United States. The term "Subsidiary" means any corporation at least a majority of the outstanding securities of which having ordinary voting power to elect a majority of the board of directors of such corporation is at the time owned or controlled directly or indirectly by the Company or one or more Subsidiaries or by the Company and one or more Subsidiaries. The term "Consolidated Net Tangible Assets" means the total amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (i) all current liabilities (excluding any thereof which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed), and (ii) all goodwill, trade names, trademarks, patents, purchased technology, unamortized debt discount and other like intangible assets, all as set forth on the most recent quarterly balance sheet of the Company and its consolidated Subsidiaries and computed in accordance with generally accepted accounting principles. (Article One)

EVENT RISK

         The Indenture does not contain any limitation on the aggregate amount of Debt that may be assumed by the Company and does not offer any credit or event risk protection to holders of Debt Securities in the event that the Company engages in or is the subject of a highly leveraged action. The Indenture provisions described under "Limitation on Liens," however, may have the effect of inhibiting the Company from engaging in, or preventing the Company from being the subject of, some types of highly leveraged transactions.

LIMITATION ON SALE AND LEASE-BACK

         The Company agrees that neither it nor any Restricted Subsidiary will enter into any Sale and Lease-Back Transaction with respect to any Restricted Property with any person (other than the Company or a Subsidiary) unless either
(a) the Company or such Restricted Subsidiary would be entitled, pursuant to the above provisions, to incur Debt in a principal amount equal to or exceeding the Value of such Sale and Lease-Back Transaction secured by a Mortgage on the property to be leased without equally and ratably securing the Debt Securities, or (b) the Company, during or immediately after the expiration of four months after the effective date of such transaction, applies to the voluntary retirement of its Funded Debt an amount equal to the greater of: (1) the net proceeds of the sale of the property leased in such transaction or (2) the fair value in the opinion of the Board of Directors of the leased property at the time such transaction was entered into (subject to credits for certain voluntary retirements of Funded Debt, including the Debt Securities). (Sections 5.04 and 5.05)

MODIFICATION OF THE INDENTURE

         The Indenture contains provisions permitting the Company and the Trustee, without the consent of any Holders of any series of Securities at the time outstanding, to modify the Indenture to (i) evidence the succession of another corporation to the Company and its assumption of the covenants and obligations of the Company set forth in the Indenture; (ii) expand the covenants of the Company for the protection of the Holders of any series of Securities and to make the occurrence of a default in any such additional covenants an Event of Default; (iii) convey, assign or mortgage to the Trustee any property or assets that the Company may desire or be required to convey, assign or mortgage in accordance with certain provisions of the Indenture; (iv) establish the form or terms of Securities of any series; (v) cure any ambiguity and correct any inconsistencies among provisions in the Indenture or any supplemental indenture;
(vi) provide for the acceptance of appointment under the Indenture by a successor trustee with respect to the Securities of one or more series; (vii) provide for the documentation necessary for the issuance of Securities outside the United States; and (viii) conform the Indenture to the provisions of the Trust Indenture Act of 1939, as then in effect. (Section 11.01)

         The Indenture contains provisions permitting the Company and the Trustee, with the consent of the Holders of not less than 50% in principal amount of the Debt Securities of each series affected by the modification or amendment at the time outstanding, to modify the Indenture or any supplemental indenture or the rights of the Holders of the Debt Securities; provided that no such modification may without the consent of the Holder of each outstanding Debt Security thereby affected (a) extend the fixed maturity of any Debt Security, or reduce the rate of interest of, or any premium payable upon the redemption of, any Debt Security, or extend the time of payment of principal or interest thereon or reduce the principal amount thereof or the time during which a premium is payable thereon, or change the currency in which the Debt Security or any premium or interest thereon is payable, or reduce the amount of principal of an original issue discount security that would be due and payable upon acceleration or provable upon bankruptcy, change the place of payment where, or the currency or currencies or currency unit or units in which, any Debt Security or any premium or interest thereon is payable, impair the right to institute suit for the enforcement of any such payment on or after the maturity thereof, affect adversely the terms, if any, of conversion of any Debt Security into stock or other securities of the Company or of any other corporation, change any obligation of the Company, with respect to outstanding Debt Securities, to maintain an office or agency in the places and for the purposes specified in the Indenture, (b) reduce the aforesaid percentage of Debt Securities, the consent of the Holders of which is required for any such modification, or the consent of the Holders of which is required for any waiver of certain provisions of or defaults under the Indenture or (c) modify the provisions heretofore described in this paragraph, except to increase any percentage described above or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holders of all outstanding Debt Securities of such series so affected. (Section 11.02)

EVENTS OF DEFAULT

         The Indenture defines an Event of Default with respect to a particular series of Debt Securities as being any one of the following events and such other event as may be established for the Debt Securities of such series: (a) default for 30 days in any payment of interest on such series; (b) default in any payment of principal, and premium, if any, on such series as and when the same shall become due and payable, either at Maturity, upon redemption, by declaration or otherwise; (c) default for 30 days in the payment of any sinking fund installment when due; (d) default for 90 days after appropriate notice in performance of any other covenant in the Indenture applicable to that series;
(e) the acceleration of the maturity of indebtedness of the Company or its wholly-owned subsidiaries for borrowed money, other than the Debt Securities, provided that the amount due and payable by reason of such acceleration equals $25,000,000 or more; or (f) certain events of bankruptcy, insolvency or reorganization. No event of Default with respect to a particular series of Debt Securities issued under the Indenture necessarily constitutes an Event of Default with respect to any other series of Debt Securities issued thereunder. In case an Event of Default shall occur and be continuing with respect to a particular series of Debt Securities, the Trustee or the Holders of not less than 25% in aggregate principal amount of the Debt Securities then outstanding of the series (or, in the case of defaults under (d) or (e), of the Debt Securities of all series) may declare the principal or, in the case of Debt Securities issued with original issue discount, the amount specified in the terms thereof, of such series (or of all outstanding Debt Securities, as the case may be) to be due and payable. Any Event of Default with respect to a particular series of Debt Securities may be waived by the Holders of a majority in aggregate principal amount of the outstanding Debt Securities of such series (or of the outstanding Debt Securities of all series, in the case of defaults under (d) or (e), except in each case a failure to pay principal, or premium, if any, or interest on such Debt Securities. (Section 7.01)

         If any Debt Securities are denominated in a coin or currency other than that of the United States, then for purposes of determining whether the Holders of the requisite principal amount of Debt Securities have taken any action as described above, the principal amount of such Debt Securities shall be deemed to be that amount of United States dollars that could be obtained for such principal amount on the basis of the spot rate of exchange into United States dollars for the currency in which such Debt Securities are denominated as of the date the taking of such action by the Holders of such requisite principal amount is evidenced to the Trustee as provided in the Indenture.

         If any Debt Securities are original issue discount securities, then for the purposes of determining whether the Holders of the requisite principal amount of Debt Securities have taken any action described above, the principal amount of such Debt Securities shall be deemed to be the portion of such principal amount that would be due and payable at the time of the taking of such action upon a declaration of acceleration of maturity thereof.

         The Indenture requires the Company to file annually with the Trustee an Officers' Certificate stating whether or not the signers thereof have knowledge of any default of the Company under the Indenture and, if so, specifying each such default of which the signers have knowledge and the nature thereof. (Section 5.08)

         Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Indenture provides that the Trustee shall be under no obligation to exercise any of its rights or powers of the Indenture at the request, order or direction of the Holders of the Debt Securities unless such Holders shall have offered to the Trustee reasonable indemnity. (Sections 7.04, 8.01 and 8.02) Subject to such provisions for indemnification and certain other rights of the Trustee, the Indenture provides that the Holders of a majority in principal amount of the outstanding Debt Securities of the particular series affected shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. (Sections 7.07 and 8.02)

LIMITATION ON CONSOLIDATION, MERGER AND TRANSFER OF ASSETS

         The Company may not consolidate with or merge into any corporation, or convey or transfer its assets substantially as an entirety to any person, unless
(a) the successor corporation or transferee is a U.S. corporation that assumes the Company's obligations on the Debt Securities and covenants under the Indenture, and certain other conditions are met, except that no such assumption will be required in any case where the Company transfers all or substantially all its assets located in the United States to one or more wholly owned Subsidiaries organized under the laws of the United States or any political subdivision thereof; (b) the Company or the successor corporation, as the case may be, is not, immediately after the merger or consolidation, or transfer of assets, in default in the performance of any covenant or condition of the Company under the Indenture; and (c) the Trustee, before executing any supplemental indenture as required, receives, and will be fully protected in relying upon, an Officers' Certificate and an Opinion of Counsel, as conclusive evidence that such consolidation, merger, conveyance or transfer complies with the foregoing provisions relating to such transaction. In the case of any such consolidation, merger, conveyance or transfer, the successor corporation will succeed to and be substituted for the Company with the same effect as if it had been named in the Indenture as the Company. (Article Twelve) To the extent any such assets constitute Restricted Property, the Subsidiary to which they were transferred would be a Restricted Subsidiary. See "Limitation on Liens."

DEFEASANCE

         If so specified in the Prospectus Supplement with respect to Debt Securities of any series, the Company, at its option, (i) will be discharged after 91 days from any and all obligations in respect of the Debt Securities of such series (except for certain obligations to register the transfer or exchange of Debt Securities of such series, replace stolen, lost or mutilated Debt Securities of such series, maintain paying agencies, and hold moneys for payment in trust) or (ii) will not be subject to provisions of the Indenture described above under "Limitation on Liens," "Limitation on Sale and Lease-Back" and "Limitation on

Consolidation, Merger and Transfer of Assets" with respect to the Debt Securities of such series, in each case if the Company deposits irrevocably with the Trustee in trust, money in the currency in which the Debt Securities are payable or, in the case of Debt Securities denominated in Dollars, U.S. Government Obligations, which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay all the principal (including any mandatory sinking fund payments) of or premium, if any, and interest on the Debt Securities of such series on the dates such payments are due in accordance with the terms of such Debt Securities. In case any Debt Securities of a series are to be redeemed prior to their Stated Maturity, the Company must have given the Trustee such irrevocable notices and instructions as are required for redemption pursuant to the terms of the Debt Securities of such series. To exercise any such defeasance option, the Company is required to deliver to the Trustee an Opinion of Counsel to the effect that (a) if the Debt Securities of such series are then listed on the New York Stock Exchange, such Debt Securities would not be delisted as a result of the exercise of such option and (b) the deposit and related defeasance would not cause the Holders of such series of Debt Securities to recognize income, gain or loss for United States Federal income tax purposes and that the holders of such series will be subject to United States Federal income tax in the same amounts, in the same manner and at the same times as would have been the case if such option had not been exercised. (Sections 14.01, 14.02 and 14.03)

CONCERNING THE TRUSTEE

         The Bank of New York is the Trustee under the Indenture. The Trustee currently serves as a lender in one of the Company's existing credit facilities and may extend credit to the Company and its Subsidiaries in the future.

               DESCRIPTION OF CAPITAL STOCK AND DEPOSITARY SHARES

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

         Pursuant to the Restated Articles of Incorporation of the Company, the authorized capital stock of the Company is 91,000,000 shares, consisting of:

                  (a) 1,000,000 shares of Preferred Stock, par value $.10 per share (the "Preferred Stock"), 500,000 shares of which have been designated as Series A ESOP Convertible Preferred Stock ("Series A Preferred Stock"); and

                  (b) 90,000,000 shares of Common Stock, par value $.10 per share (the "Common Stock").

         As of February 28, 1998, the Company had outstanding 29,594,943 shares of Common Stock and 474,400 shares of Series A Preferred Stock. At February 28, 1998, there were a total of 8,485,775 shares of Common Stock available for issuance (i) pursuant to the Company's various option, incentive, stock purchase and other benefit plans and (ii) upon conversion of the Series A Preferred Stock. The Company intends to seek shareholder approval at its 1998 annual meeting of shareholders to increase the total number of shares of authorized Common Stock to 250,000,000.

         No holder of any class of the Company's capital stock is entitled to preemptive rights.

         In general, the classes of authorized capital stock are afforded preferences with respect to dividends and liquidation rights in the order listed above. The descriptions set forth below do not purport to be complete and are qualified in their entirety by reference to (i) the Restated Articles of Incorporation and, in the case of the Series A Preferred Stock, the Company's Statement Affecting Class or Series of Shares (the "Statement Affecting Class") and (ii) the Bylaws of the Company as currently in effect (the "Bylaws").

COMMON STOCK

         Subject to the preferential rights of the Series A Preferred Stock and any preferential rights of any other Preferred Stock created by the Board of Directors, each outstanding share of Common Stock is entitled to such dividends as the Board of Directors may declare from time to time out of funds legally available therefor. Except as hereinafter described, holders of both Common Stock and Preferred Stock (including the Series A Preferred Stock) are entitled to one vote for each share of Common Stock or Preferred Stock (including the Series A Preferred Stock), as applicable, but do not have any right to cumulate votes in the election of directors. If, however, dividend arrearages on the Preferred Stock accumulate in amounts specified in the Restated Articles of Incorporation, holders of the Preferred Stock have the right to elect a specified number of directors, voting as a class, to the extent specified in the Restated Articles of Incorporation. In the event of liquidation, dissolution or winding-up of the Company, holders of Common Stock will be entitled to receive on a pro rata basis any assets remaining after provision for payment of creditors and after payment of liquidation preferences to holders of the Preferred Stock (including the Series A Preferred Stock, holders of which are entitled to a liquidating distribution of $200 per share plus all accumulated and unpaid dividends thereon to the date fixed for such distribution). The Common Stock is listed on the New York Stock Exchange, under the symbol "BTL."

         The Common Stock Transfer Agent and Registrar is American Stock Transfer and Trust Company, New York, New York.

PREFERRED STOCK

Preferred Stock Subject to Issuance

         The Board of Directors of the Company is empowered, without approval of the shareholders, to cause the Preferred Stock to be issued in one or more series, and to determine the numbers of shares of each series and the rights, preferences and limitations of each series. The specific matters that may be determined by the Board of Directors include the dividend rights, redemption rights, liquidation preferences, if any, conversion and exchange rights, retirement and sinking fund provisions and other rights, qualifications, limitations and restrictions of any wholly unissued series of Preferred Stock (or of the entire class of Preferred Stock if none of such shares have been issued), the number of shares constituting such series and the terms and conditions of the issue thereof. The rights, preferences and limitations of any series of Preferred Stock that the Board of Directors chooses to establish will be set forth in an amendment to the Company's Restated Articles of Incorporation. The particular terms of any series of Preferred Stock offered hereby will be set forth in the Prospectus Supplement relating thereto. The description of the terms of a particular series of Preferred Stock that will be set forth in the applicable Prospectus Supplement does not purport to be complete and is qualified in its entirety by reference to the amendment to the Company's Restated Articles of Incorporation designating the terms of such series.

Outstanding Series A Preferred Stock

         Each outstanding share of the Series A Preferred Stock is entitled to cumulative, quarterly cash dividends when, as and if declared by the Board of Directors, equal to $16.00 per share per annum, and no dividends may be paid on any other class or series of stock that ranks on a parity with the Series A Preferred Stock as to dividends unless dividends on the Series A Preferred Stock are paid concurrently or prior thereto. The voting rights and liquidation preference of the Series A Preferred Stock are as described above in "Common Stock." Transfer of shares of Series A Preferred Stock may be made only to (i) any successor to the trustee of the Company's Employee Stock Ownership Plan (the "Plan") or (ii) any person, a transfer to whom would afford the Company a federal income tax deduction under section 404(k) of the Internal Revenue Code of 1986 ("Code") in the amount of the dividends paid to such person (each, a "Permitted Transferee").

         Holders of the Series A Preferred Stock may convert any or all of their shares, at their option, into shares of Common Stock, at a conversion rate of
5.52 shares of Common Stock for each share of Series A Preferred Stock, subject to adjustment in the case of certain dilutive events. The Company has the right to issue cash in lieu of fractional shares. Upon conversion, the Company must issue, together with each share of Common Stock, one right to purchase Common Stock pursuant to a Rights Agreement between the Company and American Stock Transfer & Trust Company. See "Rights Agreement." Shares of Series A Preferred Stock are subject to automatic conversion in the event of transfer to any person other than a Permitted Transferee.

         The Series A Preferred Stock is redeemable, in whole or in part, at the option of the Company for the amount payable upon liquidation. The Series A Preferred Stock is also redeemable at the option of the holder when and to the extent necessary for such holder to (i) provide for distributions required to be made to participants under the Plan, (ii) make any payments of principal, interest or premium due and payable under any indebtedness incurred by the holder for the benefit of the Plan or (iii) meet the diversification requirements of section 404(a)(28) of the Code. The Company may pay the redemption price in cash or, except for a redemption pursuant to clause (iii), in shares of Common Stock, or a combination thereof; when the Company pays in shares, it must issue, with each such share, one right to purchase Common Stock pursuant to the Rights Agreement.

         In the event of a merger or similar business combination in which the Company's Common Stock is exchanged solely for, or converted into, "qualified employer securities" as defined in the Statement Affecting Class, the Series A Preferred Stock will either (i) become preferred stock of the resulting entity (with the same rights and preferences that it had before the transaction) or
(ii) be converted into or exchanged for the securities or cash receivable by a holder of the number of shares of Common Stock into which the shares of Series A Preferred Stock were convertible immediately prior to the transaction. A similar provision for conversion applies to the Series A Preferred Stock in the event of a merger or similar combination in which the Company's Common Stock is exchanged for, or converted into, cash or securities that are not "qualified employer securities." If the Company enters into an agreement providing for the latter type of merger or combination, the holders of the Series A Preferred Stock may elect to redeem their shares.

DEPOSITARY SHARES

General

         The Company may, at its option, elect to offer receipts for fractional interests ("Depositary Shares") in Preferred Stock, rather than full shares of Preferred Stock. In such event, receipts ("Depositary Receipts") for Depositary Shares, each of which will represent a fraction (to be set forth in the Prospectus Supplement relating to a particular series of Preferred Stock) of a share of a particular series of Preferred Stock, will be issued as described below.

         The shares of any series of Preferred Stock represented by Depositary Shares will be deposited under a Deposit Agreement (the "Deposit Agreement") between the Company and a U.S. bank or trust company having a combined capital and surplus of at least $50,000,000, to be named by the Company in a Prospectus Supplement (the "Depositary"). Subject to the terms of the proposed Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fraction of a share of Preferred Stock represented by such Depositary Share, to all the rights and preferences of the Preferred Stock represented thereby (including dividend, voting, redemption, subscription and liquidation rights). The following summary of certain provisions of the proposed Deposit Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the definitive, executed Deposit Agreement, including the definitions therein of certain terms, each of which shall be incorporated herein and in the Prospectus Supplement by reference. Copies of the forms of definitive, executed Deposit Agreement and Depositary Receipt will be filed as exhibits to the Registration Statement of which this Prospectus is a part, and the following summary of the proposed terms and conditions of the Deposit Agreement and Deposit Receipt is qualified in its entirety by reference to such exhibits.

Dividends and Other Distributions

         The Depositary will distribute all cash dividends or other cash distributions received in respect of the Preferred Stock to the record holders of Depositary Receipts relating to such Preferred Stock in proportion to the numbers of such Depositary Shares owned by such holders on the relevant record date, which will be the same date as the record date fixed by the Company for the Preferred Stock.

         In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Receipts in an equitable manner, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary may sell such property and distribute the net proceeds from such sale to such holders. The amount distributed in any of the foregoing cases may be reduced by any amounts required to be withheld by the Company or the Depositary on account of taxes.

Withdrawal of Preferred Stock

         Upon surrender of Depositary Receipts at a designated office of the Depositary, the owner of the Depositary Shares evidenced thereby will be entitled to delivery at such office of certificates evidencing Preferred Stock (but only in whole shares of Preferred Stock) represented by such Depositary Shares. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of whole shares of Preferred Stock to be withdrawn, the Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

Redemption of Depositary Shares

         If a series of Preferred Stock represented by Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of such series of Preferred Stock held by the Depositary. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price per share payable with respect to such series of the Preferred Stock. Whenever the Company redeems shares of Preferred Stock held by the Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares representing shares of Preferred Stock so redeemed. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot, pro rata or by any other equitable method as may be determined by the Depositary.

Voting the Preferred Stock

         Upon receipt of notice of any meeting at which the holders of the Preferred Stock are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Shares relating to such Preferred Stock. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the amount of the Preferred Stock represented by such holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the amount of the Preferred Stock represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all reasonable action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting shares of the Preferred Stock to the extent it does not receive specific instructions from the holder of Depositary Shares representing such Preferred Stock.

Amendment and Termination of the Deposit Agreement

         The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Depositary. However, any amendment which materially and adversely alters the rights of the holders of Depositary Shares will not be effective unless such amendment has been approved by the holders of at least a majority of the Depositary Shares then outstanding. No such amendment may impair the right, subject to the terms of the Deposit Agreement, of any owner of any Depositary Shares to surrender the Depositary Receipts evidencing such Depositary Shares with instructions to the Depositary to deliver to the holder the Preferred Stock and all money and other property, if any, represented thereby, except in order to comply with mandatory provisions of applicable law. The Deposit Agreement may be terminated only if (i) all outstanding Depositary Shares have been redeemed or (ii) there has been a final distribution in respect of the Preferred Stock, including in connection with any liquidation, dissolution or winding up of the Company, and such distribution has been distributed to the holders of Depositary Receipts.

Resignation and Removal of Depositary

         The Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointments. Such successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Charges of Depositary

         The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Company will pay charges of the Depositary in connection with the initial deposit of the Preferred Stock and issuance of Depositary Receipts, all withdrawals of shares of Preferred Stock by owners of the Depositary Shares and any redemption of the Preferred Stock. Holders of Depositary Receipts will pay other transfer and other taxes and governmental charges and such other charges as they are expressly provided in the Deposit Agreement to be for their accounts.

Miscellaneous

         The Depositary will forward to holders of Depositary Receipts all reports and communications from the Company which are delivered to the Depositary and which the Company is required or otherwise determines to furnish to the holders of the Preferred Stock.

           The obligations of the Company and the Depositary under the Deposit Agreement will be limited to performance in good faith of the duties thereunder. Neither the Company nor the Depositary will be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Stock unless satisfactory indemnity is furnished. The Company and the Depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting Preferred Stock for deposit, holders of Depositary Receipts or other persons believed to be competent and on documents believed to be genuine.

PROVISIONS OF RESTATED ARTICLES OF INCORPORATION AND BYLAWS

         Certain provisions of the Restated Articles of Incorporation and Bylaws of the Company may delay or make more difficult unsolicited acquisitions or changes of control of the Company. It is believed that such provisions will enable the Company to develop its business in a manner that will foster its long-term growth by affording the Board of Directors greater control in a takeover context and thus greater flexibility to negotiate with a potential acquiror. Such provisions may also have the effect of making it more difficult for third parties to cause the replacement of the current management of the Company without the concurrence of the Board of Directors. These provisions include, among others, (i) the availability of capital stock for issuance from time to time at the discretion of the Board of Directors (see "Authorized and Outstanding Capital Stock"), (ii) classified Board of Directors, (iii) the ability of the Board of Directors to increase the size of the board and to appoint directors to fill newly created directorships, (iv) supermajority voting requirements and (v) business combinations with interested shareholders. The descriptions set forth herein of such provisions do not purport to be complete and are qualified in their entirety by reference to the Restated Articles of Incorporation and the Bylaws, which have been filed as exhibits to the Registration Statement of which this Prospectus is a part and incorporated herein by reference.

Classified Board of Directors

         The Company's Bylaws provide that the Board of Directors be divided into three classes as nearly equal in number as possible, whose three-year terms of office expire at different times in annual succession. A classified board makes it more difficult for shareholders to change a majority of the directors.

Number of Directors; Filling of Vacancies; Removal of Directors

         The Bylaws of the Company limit the total number of directors to 13 and provide that newly-created directorships resulting from any increase in the authorized number of directors or any vacancy shall be filled by a vote of a majority of directors then in office. Accordingly, the Board of Directors of the Company may be able to prevent any shareholder from obtaining majority representation on the Board of Directors by increasing the size of the board and filling the newly created directorships with its own nominees. The entire Board of Directors, any class thereof or any individual director may be removed by a vote of shareholders only for cause, and new directors may be elected at the same meeting. The Board of Directors may remove any director who (i) has been judicially declared of unsound mind, (ii) has been convicted of an offense punishable by imprisonment for more than one year or (iii) does not accept the office within 60 days of notice of his or her selection.

Supermajority Voting Requirements

         The Company's Bylaws require that any proposal to change the number, classification or term of office of directors must receive the affirmative vote of at least 75% of all shares outstanding as of the record date for the meeting at which such proposal is to be voted on. In addition, any proposal relating to the foregoing 75% share approval requirement must receive the affirmative vote of at least 75% of all shares outstanding.

         The Company's Restated Articles of Incorporation require, in regard to the vote of the shareholders for (i) approval of any plan of merger or consolidation, (ii) the sale of all or substantially all the Company's assets or
(iii) the adoption of any amendment to the section of the Articles of Incorporation setting forth this requirement, not only the approval of the holders of a majority of the outstanding Common Stock and Preferred Stock (voting together), but also the approval of at least two-thirds of the shares (regardless of class) represented in person or by proxy at the particular meeting.

Business Combinations with Interested Shareholders

         The Company's Restated Articles of Incorporation generally prohibit business combinations with interested shareholders unless certain terms and conditions are satisfied, which terms and conditions are substantially similar to those set forth in the "business combination" provisions of the Pennsylvania Business Corporation Law described below. See "Description of Capital Stock -- Pennsylvania Business Corporation Law."

PENNSYLVANIA BUSINESS CORPORATION LAW

         Certain provisions of the Pennsylvania Business Corporation
Law of 1988 (the "PBCL") may have the effect of deterring, delaying or preventing an attempt by a third party to acquire control of the Company.

         The "control transactions" provisions in Sections 2541 through 2548 of the PBCL require that any person or group that acquires at least 20% of the voting power of a corporation (a "Controlling Person or Group") give notice of such acquisition to the other shareholders of the corporation. The corporation's shareholders are entitled to demand payment of the fair value of their shares from the Controlling Person or Group. The definition of "Controlling Person or Group" excludes from calculation of the 20% requirement, inter alia, (i) shares held continuously since January 1983, (ii) shares acquired by gift, inheritance or bequest from a person who had acquired the shares prior to January 1983,
(iii) shares acquired pursuant to a stock split, dividend, reclassification or similar recapitalization, (iv) shares acquired by an underwriter pursuant to a firm commitment underwriting registered under the Securities Act of 1933, as amended, and (v) shares held by agents, brokers, nominees, trustees and other similar record holders for beneficial owners either who do not possess 20% of the voting power of the corporation or who otherwise satisfy one of the foregoing exceptions.

         The "business combination" provisions in Sections 2551 through 2556 of the PBCL prohibit the Company from engaging in any business combination (which is defined broadly to include mergers, consolidations, share exchanges, divisions and sales or other dispositions of assets having a value in excess of 10% or more of the assets, market value or earning power or net income of the corporation) with an "interested shareholder" or an affiliate thereof unless (A) the business combination or the acquisition of shares in which a person becomes an interested shareholder is approved by the Board of Directors before the shareholder becomes an "interested shareholder," (B) the interested shareholder owns 80% of the corporation's outstanding voting shares and the business combination satisfies certain "fair price" criteria and is approved by the holders of a majority of the remaining shares, (C) the business combination is approved by all of the holders of the Company's Common Stock, (D) the holders of a majority of the voting shares (excluding those held by the interested shareholder) approve the business combination at a meeting held no earlier than five years after the interested shareholder's share acquisition date or (E) the business combination is approved at a shareholders' meeting called for such purpose no earlier than five years after the interested shareholder's share acquisition date and satisfies certain "fair price" criteria. An "interested shareholder" is any beneficial owner of 20% or more of the voting shares of a corporation, or an affiliate of the corporation who was at any time within the five-year period prior to the date in question a beneficial owner of 20% or more of the voting shares of the corporation, but does not include shareholders who were interested shareholders prior to the date of the adoption of these provisions by the Company.

         The "control share" provisions in Sections 2561 through 2568 of the PBCL deprive any of a corporation's "Control shares" of their voting rights unless the holders of a majority of the voting power of the corporation vote to restore such rights in two separate votes as follows: (i) all voting shares of the corporation and (ii) all shares of the corporation other than those held by the Company's executive officers or directors who are also officers, certain employee stock plans and the person acquiring the Control shares. Control shares are those voting shares the acquisition of voting power over which would confer on the person acquiring them, when added to all voting power of the person over other voting shares of the corporation, the ability to cast in an election of directors, for the first time, a percentage of the voting power of the corporation that falls within any of the following ranges: (i) at least 20% but less than 33 1/3%; (ii) at least 33 1/3% but less than 50%; or (iii) at least 50%. In calculating such percentage, the following shares are excluded: (i) voting shares beneficially owned continuously since January 1988; (ii) voting shares beneficially owned that were acquired by gift, inheritance or bequest from a person who had beneficially owned the shares prior to January 1988; and
(iii) shares acquired pursuant to a stock split, dividend or other similar distribution.

         The "disgorgement" provisions in Sections 2571 through 2576 of the PBCL permit a corporation to recover from "controlling persons" any profit realized by such controlling persons from the disposition of any equity security of the corporation if the equity securities (i) were sold within 18 months after such persons became "controlling persons" and (ii) had been acquired by the controlling persons within 24 months prior, or 18 months subsequent to, the date on which the controlling persons became "controlling persons." A controlling person is anyone who has, offers to acquire, or publicly discloses the intention to acquire, 20% of the voting power of the corporation, or anyone who publicly discloses the intention to acquire control of a corporation through any means. The provisions provide a safe harbor for shareholders who would be deemed "controlling persons" by reason of voting or giving a proxy or consent, under certain circumstances evidencing the lack of any intention on the part of such shareholders to change or influence control of the corporation.

         In addition to the above, the PBCL expressly permits directors of a corporation to consider the interests of constituencies other than shareholders, such as employees, suppliers, customers and the community, in discharging their duties, provides that they need not, in considering the best interests of the corporation, consider any particular constituency's interests (including the interests of shareholders) as the dominant or controlling interest, and provides that directors do not violate their fiduciary duty by relying on shareholders' rights plans or other anti-takeover provisions of the PBCL.

RIGHTS AGREEMENT

         On September 8, 1988, the Board of Directors of the Company declared a dividend distribution of one Right for each outstanding share of the Common Stock (the "Common Shares") to shareholders of record at the close of business on September 19, 1988. Each Right entitles the registered holder to purchase from the Company one unit consisting of one Common Share or a combination of securities and assets of equivalent value (a "Unit"), at a Purchase Price of $150.00 per Unit, subject to adjustment. The Purchase Price may be paid in cash or, if the Company permits, by the delivery of Common Shares having a value at the time of exercise equal to the Purchase Price. The description and terms of the Rights are set forth in a Rights Agreement, dated as of January 1, 1992 (the "Rights Agreement") between the Company and American Stock Transfer & Trust Company, as Rights Agent.

         Initially, ownership of the Rights will be evidenced by the Common Share certificates representing shares then outstanding, and no separate Rights Certificates will be distributed. The Rights will separate from the Common Shares and a Distribution Date will occur upon the earlier of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 20% or more of the outstanding Common Shares (the "Stock Acquisition Date"), or
(ii) such date as may be determined by the Board of Directors of the Company, which shall not be later than 65 days following the commencement of a tender offer or exchange offer that, if consummated, would result in a person or group beneficially owning 20% or more of the outstanding Common Shares. Until the Distribution Date, (i) the Rights will be evidenced by the Common Share certificates and will be transferred with and only with such Common Share certificates, (ii) new Common Share certificates issued after September 19, 1988 will contain a notation incorporating the Rights Agreement by reference, and (iii) the surrender for transfer of any certificates for Common Shares outstanding will also constitute the transfer of the Rights associated with the Common Shares represented by such certificates.

         The Rights are exercisable, in whole or in part, at any time after the Distribution Date and will expire at the close of business on September 19, 1998, unless earlier redeemed by the Company as described below (the "Expiration Date").

         As soon as practicable after the Distribution Date, Rights Certificates will be mailed to holders of record of the Common Shares as of the close of business on the Distribution Date and, thereafter, the separate Rights Certificates alone will represent the Rights. Except as otherwise determined by the Board of Directors, and except in connection with (i) the exercise of employee stock options or stock appreciation rights, or the exercise, conversion or exchange of securities outstanding on September 19, 1988 or thereafter issued by the Company or (ii) any other benefit plan for employees or directors, Common Shares issued after September 19, 1988 and prior to the earlier of the Distribution Date or the Expiration Date will be issued with Rights.

         In the event that (i) the Company is the surviving corporation in a merger with an Acquiring Person and its Common Shares remain outstanding, (ii) a Person becomes the beneficial owner of 20% or more of the then outstanding Common Shares other than pursuant to (x) a tender offer or exchange offer, the price and other terms of which are fair to all shareholders, as determined by the Board of Directors taking into account all relevant factors, or (y) a merger in which the Company's Common Shares do not remain outstanding or a sale by the Company of assets or earning power aggregating more than 50% of the assets or earning power of the Company, (iii) an Acquiring Person engages in one or more "self-dealing" transactions as set forth in the Rights Agreement or (iv) during any time that there is an Acquiring Person, there occurs a reclassification of securities, a recapitalization of the Company or a merger of the Company with any of its subsidiaries, the effect of which is to increase by more than 1% the Common Shares beneficially owned by any Acquiring Person, each holder of a Right will thereafter have the right to receive, upon exercise, Common Shares (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times the exercise price of the Right. In lieu of requiring payment of the Purchase Price upon exercise of the Rights following any such event, the Company may permit the holders simply to surrender the Rights, in which event they will be entitled to receive Common Shares (and other property, as the case may be), with a value of 50% of what could be purchased by payment of the full Purchase Price. Notwithstanding any of the foregoing, following the occurrence of any of the events set forth in clauses (i) - (iv) of this paragraph, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person who was involved in the transaction giving rise to any such event will be null and void. If the Company does not have a sufficient number of authorized Common Shares, the Company is required to substitute value in the form of cash, property, or debt or equity securities, or a reduction of the Purchase Price, or any combination of the foregoing, in an aggregate amount equal to the value of the Common Shares that would otherwise be issuable (value for these purposes being determined after the occurrence of any of the events set forth in clauses (i) -
(iv). Rights, however, are not exercisable following the occurrence of any of the events set forth above until such time as the Rights are no longer redeemable by the Company as set forth below.

         In the event that, at any time following the Stock Acquisition Date,
(i) the Company is acquired in a merger or other business combination in which the Company is not the surviving corporation (other than a merger that is described in, or that follows a tender offer or exchange offer described in, the preceding paragraph), (ii) any entity merges with or into the Company in a transaction in which the Company is the surviving corporation and the Common Shares of the Company are converted into or exchanged for securities of the other entity or (iii) 50% or more of the Company's assets or earning power is sold or transferred, each holder of a Right (except Rights that previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, Common Shares of the acquiring company, the other party to the merger or the party receiving the greatest portion of the assets or earning power, as the case may be, having a value equal to two times the exercise price of the Right. Provision is made to permit surrender of the Rights in exchange for one-half of the value otherwise purchasable. The events set forth in this paragraph and in the preceding paragraph are referred to as the "Triggering Events."

         The Purchase Price payable upon exercise of the Rights is subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Common Shares, (ii) if holders of the Common Shares are granted certain rights or warrants to subscribe for Common Shares or for securities convertible into Common Shares at a price less than the current market price of the Common Shares, or (iii) upon the distribution to holders of the Common Shares of evidences of indebtedness, cash or assets (excluding regular quarterly dividends) or of certain subscription rights or warrants (other than those referred to in this paragraph). The number of Common Shares for which the Rights are exercisable are subject to adjustment in the event that any Person becomes an Acquiring Person.

         Notwithstanding the Purchase Price adjustments described above, and with certain other exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments amount to at least 1% of the Purchase Price. No fractional Common Shares will be issued upon exercise of the Rights and, in lieu thereof, an adjustment in cash will be made based on the market price of the Common Shares on the last trading date prior to the date of exercise.

         At any time until the earlier of (i) 10 days following the Stock Acquisition Date or (ii) the expiration of the Rights Agreement on September 19, 1998, the Company may redeem all, but not less than all, of the Rights at a price of $.01 per Right. Under certain circumstances set forth in the Rights Agreement, the decision to redeem shall require the concurrence of a majority of the Continuing Directors. The Board of Directors may extend the ten-day redemption period so long as the Rights are still redeemable. Immediately upon the action of the Board of Directors ordering redemption of the Rights, with, where required, the concurrence of the Continuing Directors, the Rights will terminate and the only right of the holders of Rights will be to receive the $.01 redemption price.

         The term "Continuing Director" means any member of the Board of Directors of the Company who was a member of the Board prior to the date of the Rights Agreement, and any person who is subsequently elected to the Board if such person is recommended or approved by a majority of the Continuing Directors, but in either case shall not include an Acquiring Person, or an affiliate or associate of an Acquiring Person, or any representative of the foregoing entities.

         Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to shareholders or to the Company, shareholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Common Shares (or other consideration) of the Company or for common shares of the acquiring company as set forth above.

         Other than those provisions relating to the principal economic terms of the Rights, any of the provisions of the Rights Agreement may be amended by the Board of Directors of the Company prior to the Distribution Date. After the Distribution Date, the provisions of the Rights Agreement may be amended by the Board (in certain circumstances, with the concurrence of the Continuing Directors) in order to cure any ambiguity, to make changes that do not adversely affect the interest of holders of Rights (excluding the interests of any Acquiring Person), or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to adjust the time period governing redemption shall be made at such time as the Rights are not redeemable.

         The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company without conditioning the offer on a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by the Board of Directors of the Company because (i) the Board of Directors (under certain circumstances, with the concurrence of the Continuing Directors) may, at its option, at any time prior to the close of business on the earlier of (a) the tenth day following the Stock Acquisition Date or (b) September 19, 1998, redeem all but not less than all of the then outstanding Rights at $.01 per Right, and (ii) in any event, the Rights Agreement does not apply to an offer which the Board of Directors determines provides fair value to all shareholders. The Board of Directors may, as discussed above, extend the ten-day redemption period so long as the Rights are still redeemable.

         The foregoing description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement. The Company plans to adopt a new Rights Agreement, which will become effective upon the expiration of the existing Rights Agreement in September 1998. Except for an increase of the Purchase Price payable upon exercise of the Rights to $250.00 per Unit, the new Rights Agreement will be similar in all material respects to the Company's existing Rights Agreement.

                             DESCRIPTION OF WARRANTS

         The Company may issue Warrants, including Warrants to purchase Debt Securities ("Debt Warrants"), Preferred Stock, Common Stock or other of its securities. Warrants may be issued independently or together with any such securities of the Company and may be attached to or separate from such securities of the Company. The Warrants are to be issued under warrant agreements (each a "Warrant Agreement") to be entered into between the Company and a bank or trust company, as warrant agent (the "Warrant Agent"), all as shall be set forth in the Prospectus Supplement relating to Warrants being offered pursuant thereto. The description of the terms of the Warrants that is set forth below, and the description of the terms of the Warrants that will be set forth in the applicable Prospectus Supplement, do not purport to be complete and are qualified in their entirety by reference to the Warrant Agreement and warrant certificate relating to such Warrants.

DEBT WARRANTS

         The applicable Prospectus Supplement will describe the terms of Debt Warrants offered thereby, the Warrant Agreement relating to such Debt Warrants and the warrant certificates representing such Debt Warrants, including the following: (i) the specific designation of such Debt Warrants; (ii) the Debt Securities of the Company for which such Debt Warrants are exercisable; (iii) the aggregate number of such Debt Warrants; (iv) the principal amount of Debt Securities purchasable upon exercise of each Debt

Warrant, and the price or prices at which such Debt Warrants will be issued; (v) the procedures and conditions relating to the exercise of such Debt Warrants;
(vi) the designation and terms of any related Debt Securities of the Company with which such Debt Warrants are issued, and the number of such Debt Warrants issued with each such Debt Security; (vii) the date, if any, on and after which such Debt Warrants and the related securities of the Company will be separately transferable; (viii) the date on which the right to exercise such Debt Warrants shall commence, and the date on which such right shall expire; (ix) the maximum or minimum number of such Debt Warrants which may be exercised at any time; (x) if applicable, a discussion of material United States Federal income tax considerations; (xi) the offering price of the Debt Warrants; (xii) the nature of any antidilution provisions applicable to the Debt Warrants; (xiii) any other terms of such Debt Warrants and terms, procedures and limitations relating to the exercise of such Debt Warrants; and (xiv) the terms of the securities of the Company purchasable upon exercise of such Debt Warrants. Prior to the exercise of their Debt Warrants, holders of Debt Warrants exercisable for Debt Securities will not have any of the rights of holders of the Debt Securities purchasable upon such exercise and will not be entitled to payments of principal of (or premium, if any) or interest, if any, on the Debt Securities purchasable upon such exercise.

OTHER WARRANTS

         The Company may issue other Warrants. The applicable Prospectus Supplement will describe the following terms of any such other Warrants in respect of which this Prospectus is being delivered: (i) the title of such Warrants; (ii) the securities (which may include Preferred Stock or Common Stock) for which such Warrants are exercisable; (iii) the price or prices at which such Warrants will be issued; (iv) if applicable, the designation and terms of the Preferred Stock or Common Stock with which such Warrants are issued, and the number of such Warrants issued with each such share of Preferred Stock or Common Stock; (v) if applicable, the date on and after which such Warrants and the related Preferred Stock or Common Stock will be separately transferable; (vi) if applicable, a discussion of material United States Federal income tax considerations; (vii) the offering price of the Warrants; (viii) the nature of any antidilution provisions applicable to the Warrants; and (ix) any other terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants. The applicable Prospectus Supplement will also set forth (a) the amount of securities called for by such Warrants, and, if applicable, the amount of Warrants outstanding, and (b) information relating to provisions, if any, for a change in the exercise price or the expiration date of such Warrants and the kind, frequency and timing of any notice to be given. Prior to the exercise of their Warrants for shares of Preferred Stock or Common Stock, holders of such Warrants will not have any rights of holders of the Preferred Stock or Common Stock purchasable upon such exercise and will not be entitled to dividend payments, if any, or voting rights of the Preferred Stock or Common Stock purchasable upon such exercise.

EXERCISE OF WARRANTS

         Each Warrant will entitle the holder thereof to purchase for cash or other consideration such principal amount or such number of securities of the Company at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the Prospectus Supplement relating to the Warrants offered thereby. Warrants may be exercised as set forth in the Prospectus Supplement relating to the Warrants offered thereby at any time up to the close of business on the expiration date set forth in such Prospectus Supplement. After the close of business on the expiration date (or such later expiration date as may be extended by the Company), unexercised Warrants will become void.

         Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the Warrant Agent or any other office indicated in the applicable Prospectus Supplement, the Company will, as soon as practicable, forward the securities purchasable upon such exercise. If less than all of the Warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining Warrants.

MODIFICATIONS

         The Debt Warrant Agreement and the terms of the Debt Warrants and the Debt Warrant Certificates may be amended by the Company and the Debt Warrant Agent, without the consent of the holders, for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective or inconsistent provision therein or in any other manner which the Company may deem necessary or desirable and which will not adversely affect the interests of the holders of Debt Warrants in any material respect.

                              PLAN OF DISTRIBUTION

         The Company may sell any of the Securities being offered hereby in any one or more of the following ways from time to time: (i) to or through underwriters; (ii) through agents; (iii) through dealers; (iv) directly to purchasers; or (v) through a combination of such methods.

         The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

         Sales of Common Stock offered hereby may be effected from time to time in one or more transactions on the New York Stock Exchange or in negotiated transactions or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at other negotiated prices.

         Offers to purchase Securities may be solicited by agents designated by the Company from time to time. Any such agent involved in the offer or sale of the Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the applicable Prospectus Supplement. Unless otherwise indicated in such Prospectus Supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the Securities so offered and sold.

         If Securities are sold by means of an underwritten offering, the Company will execute an underwriting agreement with an underwriter or underwriters at the time an agreement for such sale is reached, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, the respective amounts underwritten and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the applicable Prospectus Supplement which will be used by the underwriters to make resales of the Securities in respect of which this Prospectus is being delivered to the public. If underwriters are utilized in the sale of any Securities in respect of which this Prospectus is being delivered, such Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters. If any underwriter or underwriters are utilized in the sale of the Securities, unless otherwise indicated in the applicable Prospectus Supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters with respect to a sale of Securities will be obligated to purchase all such Offered Securities if any are purchased.

         If a dealer is utilized in the sale of the Securities in respect of which this Prospectus is delivered, the Company will sell such Securities to the dealer as principal. The dealer may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale, or, if so agreed, between such dealer and the Company, at a fixed offering price. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the Securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the Prospectus Supplement relating thereto.

         Offers to purchase Securities may be solicited directly by the Company and the sale thereof may be made by the Company directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the Prospectus Supplement relating thereto.

         Securities may also be offered and sold, if so indicated in the applicable Prospectus Supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms ("remarketing firms"), acting as principals for their own accounts or as agents for the Company. Any remarketing firm will be identified and the terms of its agreement, if any, with the Company and its compensation will be described in the applicable Prospectus Supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act, in connection with the Securities remarketed thereby.

         If so indicated in the applicable Prospectus Supplement, the Company may authorize agents and underwriters to solicit offers by certain institutions to purchase Securities from the Company at the public offering price set forth in the applicable Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the applicable Prospectus Supplement. Such delayed delivery contracts will be subject to any conditions set forth in the applicable Prospectus Supplement, which will set forth the commission payable for solicitation of such contracts. The underwriters and other persons soliciting such contracts will have no responsibility for the validity or performance of any such contracts.

         Agents, underwriters, dealers and remarketing firms may be entitled under relevant agreements with the Company to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that such agents, underwriters, dealers and remarketing firms may be required to make in respect thereof. The terms and conditions of such indemnification will be described in the applicable Prospectus Supplement. Agents, underwriters, dealers and remarketing firms, and their affiliates, may be customers of, engage in transactions with, or perform services for, the Company and its subsidiaries in the ordinary course of business.

         Each series of Securities will be a new issue and, other than the Common Stock which is listed on the New York Stock Exchange, will have no established trading market. The Company may elect to list any series of Securities on an exchange and, in the case of the Common Stock, on any additional exchange, but, unless otherwise specified in the applicable Prospectus Supplement, the Company shall not be obligated to do so. Any underwriters to whom Securities are sold by the Company for public offering and sale may make a market in such Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of the trading market for any of the Securities. Any underwriter may engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Exchange Act. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the Securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the Underwriters to reclaim a selling concession from a syndicate member when the Securities originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the Securities to be higher than it would otherwise be in the absence of such transactions. These transactions, if commenced, may be discontinued at any time.

                                  LEGAL MATTERS

         Unless otherwise specified in a Prospectus Supplement relating to particular Securities, the validity of the Securities offered hereby will be passed upon for the Company by Drinker Biddle & Reath LLP, Philadelphia, Pennsylvania. Certain legal matters will be passed upon for any underwriters, dealers or agents, if any, by counsel named in the applicable Prospectus Supplement.

                                     EXPERTS

         The consolidated financial statements and schedule of BetzDearborn Inc. appearing in BetzDearborn Inc.'s Annual Report (Form 10-K) for the year ended December 31, 1997 and incorporated herein by reference have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

================================================================================

         No person is authorized in connection with any offering made hereby to give any information or to make any representation not contained herein and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Underwriters. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the Securities offered hereby, nor does it constitute an offer to sell or a solicitation of an offer to buy any of the Securities offered hereby to any person in any jurisdiction in which it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any date subsequent to the date hereof.

                           ---------------------------


                                TABLE OF CONTENTS

                                                                          Page

Available Information.........................................................

Incorporation of Certain Documents by Reference...............................

The Company...................................................................

Use of Proceeds...............................................................

Ratios of Earnings to Fixed
 Charges and Earnings to
 Combined Fixed Charges and

  Preferred Stock Dividends...................................................

Description of Debt Securities................................................

Description of Capital Stock

 and Depositary Shares........................................................

Description of Warrants.......................................................

Plan of Distribution..........................................................

Legal Matters.................................................................

Experts.......................................................................

                           ---------------------------


                                  $400,000,000

                                Debt Securities
                                  Common Stock
                                Preferred Stock
                               Depository Shares
                                    Warrants

                               BETZDEARBORN INC.




                           ---------------------------

                                   PROSPECTUS

                                 MARCH 10, 1998




================================================================================

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION00,000,000

  The following table sets forth the expenses (otherbthancunderwriting discounts and commissions) expected to be incurred in connection with the issuanceoandtdistribution of the securities being registered. Except for the Securities and Exchange Commission filingrfee,tall amounts shown are estimates:

Registration Fee...................................................... $118,000
Rating Agency Fees....................................................        *
Accounting Fees and Expenses..........................................        *
Legal Fees and Expenses...............................................        *
Blue Sky Fees and Expenses (including legal fees).....................        *
Printing and Engraving Expenses.......................................        *
Fees and Expenses of Trustees.........................................        *
NYSE Listing Fee......................................................        *
Transfer Agent and Registrar..........................................        *
Miscellaneous.........................................................        *

                                                                       --------
     Total............................................................ $      *
                                                                       ========
----------------------
* To be filed by amendment.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

INDEMNIFICATION

         Third Party Actions. The Company's Bylaws provide that the Company shall indemnify any director or officer of the Company who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he or she is or was an authorized representative of the Company, which means a director, officer, employee or agent of the Company, or a person who is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interest of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

         Derivative Actions. The Company's Bylaws also provide that the Company shall indemnify any director or officer of the Company who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he or she is or was an authorized representative of the Company, against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the Company and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the Company unless and only to the extent that a court shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to such expenses as the court shall deem proper.

          Employees and Agents. Authorized representatives of the Company who neither were nor are directors or officers of the Company, who have been successful on the merits or otherwise in defense of any action, suit or proceeding covered by the other indemnification provisions of the Bylaws or in defense of any claim, issue or matter therein, are entitled to indemnification by the Company against expenses (including attorneys' fees) actually and reasonably incurred by them in connection therewith. The Company also has discretion to indemnify such authorized representatives in any other circumstances to any extent if the Company would be required by the other indemnification provisions of the Bylaws to indemnify such authorized representatives in such circumstances to such extent if they were or had been directors or officers of the Company.

         Expense of Litigation. Expenses incurred by any director, officer, employee or agent in defending a civil or criminal action, suit or proceeding covered by the indemnification provisions of the Bylaws may be paid by the Company in advance of final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined such person is not entitled to be indemnified by the Company.

         Bylaw Provisions Not Exclusive. The provisions of the Bylaws relating to indemnification and the liability of directors are not exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any other provision of the Bylaws, or any agreement, vote of shareholders, vote of directors or otherwise both as to acts or failure to act of such person in his or her official capacity and as to acts or failure to act in another capacity while holding office. The Company has the fullest authority to indemnify any such director, officer, employee or agent permitted under the laws of the Commonwealth of Pennsylvania; provided, however, that no indemnification is available in any case where the act or failure to act giving rise to the claim for indemnification is finally determined by a court to have constituted willful misconduct or recklessness.

LIMITATION OF LIABILITY

         Pursuant to the Company's Bylaws, no director, including a director who is also an officer, of the Company shall be personally liable for monetary damages for any action taken, or any failure to take any action in his or her capacity as a director, including his or her duties as a member of any committee of the Board of Directors upon which he or she may serve unless: (i) the director has breached or failed to perform his or her duties as a director in good faith, in a manner he or she reasonably believed to be in the best interest of the Company and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances; and (ii) such breach or failure to perform his or her duties constitutes self-dealing, willful misconduct or recklessness. Absent a breach by a director of his or her duty as a fiduciary to the Company, lack of good faith, or self-dealing, the acts of or failure to act by a director in his or her capacity as a director shall be presumed to be in the best interest of the Company.

         In addition, the PBCL permits the Company to provide similar indemnification to employees and agents who are not directors or officers. The determination of whether an individual meets the applicable standard of conduct may be made by the disinterested directors, independent legal counsel or the shareholders. The PBCL also permits indemnification in connection with a proceeding brought by or in the name of the Company to procure a judgment in its favor.

         The Company maintains directors' and officers' liability insurance that covers the officers and directors of the Company.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 16.  EXHIBITS

         The following Exhibits are filed as part of this Registration
Statement:


Number                              Exhibit
------                              -------
1.1       Form of Debt Security Underwriting Agreement**
1.2       Form of Equity Underwriting Agreement**
1.3       Form of Distribution Agreement**
3.1       Restated Articles of Incorporation of the Company (incorporated herein by reference to
          Exhibit 3 to the Company's
          Report on Form 10-K for the fiscal year ended December 31, 1988)
            (SEC File No. 0-2085)

3.3       Bylaws of the Company (incorporated herein by reference to Exhibit 3 to the Company's
          Report on Form 10-K for the fiscal year ended December 31, 1988)
            (SEC File No. 0-2085)

4.1       Statement Affecting Class or Series of Shares of the Company, dated June 19,
          1989

4.2 Specimen of Common Stock Certificate (incorporated herein by reference to Item 2 of the Company's Registration Statement on Form 8-A filed with the Securities and Exchange Commission on November 23, 1992) (SEC
          File No. 1-11558)

4.3       Form of Preferred Stock Certificate**

4.4       Form of Indenture between the Company and The Bank of New York, as Trustee
4.5       Form of Debt Securities**
4.6       Form of Warrants**
4.7       Form of Warrant Agreement**
4.8       Form of Deposit Agreement**
4.9       Form of Depositary Receipt**
4.10      Rights Agreement, dated as of January 1, 1992, between the Company and American
          Stock Transfer and Trust Company (incorporated herein by
          reference to Exhibit 1 to the Company's Current Report on Form
          8-K filed with the Securities and Exchange Commission on
          September 15, 1988) (SEC File No. 0-2085)

4.11      Rights Agreement, dated as of February 11, 1998, between the Company and American
          Stock Transfer and Trust Company (incorporated herein by reference to Exhibit 4.1 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31,
          1997)
5         Opinion of Drinker Biddle & Reath LLP as to legality of the Securities*
12        Statement re: Computation of Ratios of Earnings to Fixed Charges and Earnings to

          Combined Fixed Charges and Preferred Stock Dividends
23.1      Consent of Ernst & Young LLP

23.3      Consent of Drinker Biddle & Reath LLP (contained in their opinion to be filed by amendment as Exhibit 5)
24        Powers of attorney (on signature page hereof)
25        Form T-1 Statement of Eligibility of The Bank of New York, as Trustee under the
          Indenture

----------------------
 *   To be filed by amendment.

** The form or forms of Debt Security Underwriting Agreement, Equity Underwriting Agreement, Distribution Agreement, Preferred Stock Certificate, Debt Securities, Warrant, Warrant Agreement, Deposit Agreement and Depositary Receipts with respect to each particular offering of Debt Securities, Common Stock, Preferred Stock, Warrants or Depositary Receipts, as applicable, will be filed as an exhibit to a Report on Form 8-K and incorporated herein by reference.

ITEM 17.  UNDERTAKINGS

(a)      Rule 415 Offering.  The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Filings incorporating Subsequent Exchange Act Documents by Reference. The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the

Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Request for Acceleration of Effective Date. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(i)      Rule 430A.  The undersigned registrant hereby undertakes that:

                  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                  (2) For the purpose of determining any liability under the Securities of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Trevose, Commonwealth of Pennsylvania, on the 9th day of March, 1998.

                                            BETZDEARBORN INC.

                                            By: /s/ William R. Cook
                                                -----------------------------
                                                William R. Cook
                                                Chairman, President and
                                                Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints George L. James III and Linda R. Hansen, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead in any and all capacities, to sign any or all amendments and supplements to this Registration Statement on Form S-3 (including but not limited to post-effective amendments and prospectus supplements) and any subsequent Registration Statements to be filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended (the "Securities Act") (or any successor thereto), for the purpose of registering under the Securities Act and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 9th day of March, 1998.


Signature                                                           Title
---------                                                           -----

/s/ William R. Cook                             Chairman, President and Chief Executive
--------------------------------                Officer (Principal Executive Officer)
    William R. Cook


                                      II-7




/s/ George L. James III                         Senior Vice President and Chief Financial Officer
--------------------------------                (Principal Financial and Accounting Officer)
    George L. James III

/s/ John W. Boyer, Jr.                          Director
--------------------------------
    John W. Boyer, Jr.

/s/ Patrick F. Brennan                          Director
--------------------------------
    Patrick F. Brennan

/s/ Carolyn S. Burger                           Director
--------------------------------
    Carolyn S. Burger

/s/ John G. Drosdick                            Director
--------------------------------
    John G. Drosdick

/s/ Alan R. Hirsig                              Director
--------------------------------
    Alan R. Hirsig

/s/ John F. McCaughan                           Director
--------------------------------
    John F. McCaughan

/s/ John Quarles                                Director
--------------------------------
    John Quarles

/s/ John A. H. Shober                           Director
--------------------------------
    John A. H. Shober

/s/ Geoffrey Stengel, Jr.                       Director
--------------------------------
    Geoffrey Stengel, Jr.

/s/ Robert L. Yohe                              Director
--------------------------------
    Robert L. Yohe

                                  EXHIBIT INDEX


Number                            Exhibit
------                            -------

1.1             Form of Debt Security Underwriting Agreement**
1.2             Form of Equity Underwriting Agreement**
1.3             Form of Distribution Agreement**
3.1             Restated Articles of Incorporation of the Company (incorporated herein by reference to Exhibit 3 to the Company's
                Report on Form 10-K for the fiscal year ended December 31,
                1988) (SEC File No. 0-2085)
3.3             Bylaws of the Company (incorporated herein by reference to
                Exhibit 3 to the Company's Report on Form 10-K for the fiscal year ended December 31, 1988) (SEC File No. 0-2085)
4.1             Statement Affecting Class or Series of Shares of the Company,
                dated June 19, 1989
4.2             Specimen of Common Stock Certificate (incorporated herein by reference to Item 2 of the Company's Registration Statement on
                Form 8-A filed with the Securities and Exchange Commission on
                November 23, 1992) (SEC File No. 1-11558)
4.3             Form of Preferred Stock Certificate**
4.4             Form of Indenture between the Company and The Bank of New
                York, as Trustee
4.5             Form of Debt Securities**
4.6             Form of Warrants**
4.7             Form of Warrant Agreement**
4.8             Form of Deposit Agreement**
4.9             Form of Depositary Receipt**
4.10            Rights Agreement, dated as of January 1, 1992, between the
                Company and American Stock Transfer and Trust Company
                (incorporated herein by reference to Exhibit 1 to the Company's
                Current Report on Form 8-K filed with the Securities and
                Exchange Commission on September 15, 1988)
                 (SEC File No. 0-2085)
4.11            Rights Agreement, dated as of February 11, 1998, between the
                Company and American Stock Transfer and Trust Company
                (incorporated herein by reference to Exhibit 4.1 to the
                Company's Annual Report on Form 10-K for the fiscal year
                ended December 31, 1997)
5               Opinion of Drinker Biddle & Reath LLP as to legality of the
                Securities*
12              Statement re: Computation of Ratios of Earnings to Fixed
                Charges and Earnings to Combined Fixed Charges and Preferred
                Stock Dividends
23.1            Consent of Ernst & Young LLP
23.3            Consent of Drinker Biddle & Reath
                LLP (contained in their opinion to
                be filed by amendment as Exhibit 5)
24              Powers of attorney (on signature page hereof)


                                      II-9



25              Form T-1 Statement of Eligibility of The Bank of New York, as
                Trustee under the Indenture

----------------------
*    To be filed by amendment.

** The form or forms of Debt Security Underwriting Agreement, Equity Underwriting Agreement, Distribution Agreement, Preferred Stock Certificate, Debt Securities, Warrant, Warrant Agreement, Deposit Agreement and Depositary Receipts with respect to each particular offering of Debt Securities, Common Stock, Preferred Stock, Warrants or Depositary Receipts, as applicable, will be filed as an exhibit to a Report on Form 8-K and incorporated herein by reference.

                                      II-10